Exhibit 10.4
Regulus Therapeutics Inc.

Daniel Chevallard Yearly Discretionary Base Salary Increase

The Board of Directors (the “Board”) of Regulus Therapeutics Inc., upon the recommendation of the Compensation Committee of the Board, approved the increase of Mr. Chevallard’s annual base salary to $312,000 and his target bonus to 50% of his base salary, effective January 1, 2018.